DEAN HELLER
SECRETARY OF STATE
204 North Carson Street, Suite 1
Carson City, Nevada  89701-4299
(775) 684-5708
Website:  secretaryofstate.biz
Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78390 - After Issuance of Stock)

1.	Name of corporation:

Energy & Engine Technology Corporation

2.	The articles have been amended as follows (provide article numbers, if available):

Article IV is hereby amended in its entirety to read as follows:

Article IV - Stock

The aggregate number of shares which this corporation shall have the authority to issue is 280,000,000 shares of Common Stock, par value $.001 per share.

Opt In to NRS Section 78.3792. An Article XIII is hereby added which shall read in its entirety as follows:

"The provisions of Nevada Revised Statutes Section 78.3792 shall apply to any acquisition of a controlling interest by any person, entity, persons or entities in the Corporation meeting the criteria set forth in NRS Sections 78.3780 et seq. (the "Acquisition of Controlling Interest Provisions"), so that upon an acquisition of a controlling interest by a shareholder in the Corporation under the Acquisition of Controlling Interest Provisions, the Corporation may call for redemption of not less than all the control shares at the average price paid for the control shares, if:

(a) An offeror's statement is not delivered with respect to the acquisition as provided in NRS 78.3789 on or before the 10th day after the acquisition of the control shares; or

(b) An offeror's statement is delivered, but the control shares are not accorded full voting rights by the stockholders.

The issuing Corporation shall call for redemption within 30 days after the occurrence of the event prescribed in paragraph (a) or (b) of subsection 1, and the shares must be redeemed within 60 days after the call."; and it is hereby

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 50.7%

4.	Effective date of filing (optional):
(must not be later a , 90 days after the certificate is filed)

5.	Officer Signature (required):	/s/ Jolie G. Kahn

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 11103/03

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